May 2007	Preliminary Terms No. 283
Registration Statement No. 333-131266
Dated May 8, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
8% SPARQS® Mandatorily Exchangeable for Common Stock of Valero Energy Corporation Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security. In exchange for current income, investors forgo upside potential above the yield to call.

S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Maturity date:	June 20, 2008
Underlying stock:	Valero Energy Corporation common stock (“VLO Stock”)
Aggregate principal amount:	$
Coupon:	8% per annum, payable quarterly beginning September 20, 2007
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into VLO Stock at the exchange ratio.
Exchange ratio:

The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of VLO Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:

Beginning on December 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15-18% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	December 20, 2007
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	June 10, 2008
Stated principal amount:	The closing price of VLO Stock on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of VLO Stock.
Issue price:	The closing price of VLO Stock on the pricing date (see “Commissions and issue price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of VLO Stock.
Pricing date:	May , 2007
Original issue date:	May , 2007 (5 business days after the pricing date)
CUSIP:	617475405
Listing:

Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “SVL,” subject to meeting the listing requirements. We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS. If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$	$	$
	Total	$	$	$
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor. The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS. Please see “Issue price” on page 4 for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying stock in exchange for a limit on the opportunity for appreciation. Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date. If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date. If not called, the SPARQS will return, at maturity, a fixed number of shares of the underlying stock per SPARQS. SPARQS are not principal protected.

Valero Energy Corporation Overview

Valero Energy Corporation is an oil refining and marketing company that owns and operates refineries in the United States, Canada and the island of Aruba.

VLO Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Valero Energy Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-13175 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding Valero Energy Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on May 4, 2007

Ticker:	VLO
Current Stock Closing Price:	$73.35
52 Weeks Ago:	$64.97
52 Week Intraday High Price:	74.68 (on 5/4/2007)
52 Week Intraday Low Price:	46.84 (on 9/25/2006)
Current Dividend Yield:	0.66%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

May 2007	Page 2

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to VLO Stock.

■	8% coupon, which is higher than the current dividend yield of VLO Stock.

■	Investors maintain some upside exposure to the underlying stock, limited to the yield to call.

■	The coupon may offset potential capital losses if VLO Stock decreases over the term of the SPARQS.

■	SPARQS are not principal protected.

Best Case Scenario	VLO Stock appreciates and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in VLO Stock beyond the yield to call.

Worst Case Scenario

VLO Stock depreciates at maturity and the SPARQS redeem for VLO Stock worth less than the stated principal amount of the SPARQS. You will still receive a quarterly coupon of 8% per annum if this occurs.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.

■	Your return on the SPARQS is limited by the issuer’s call right.

■	Secondary trading may be limited.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The maturity of the SPARQS will be accelerated if the closing price of VLO Stock on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive VLO Stock worth substantially less than the stated principal amount or even zero.

■	Valero Energy Corporation is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

■	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect VLO Stock.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

■	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

May 2007	Page 3

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms. At maturity, the SPARQS will pay a number of shares of Valero Energy Corporation common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning December 20, 2007. The SPARQS do not guarantee any return of principal at maturity. The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2007	May , 2007 (5 business days after the pricing date)	June 20, 2008, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Valero Energy Corporation common stock (“VLO Stock”)
Coupon:	8% per annum, payable quarterly beginning September 20, 2007.
Issue price:	VLO Stock closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of VLO Stock.

The SPARQS will be issued at 100% of the stated principal amount per SPARQS and the agent’s commissions will be 1.625% of the stated principal amount per SPARQS; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of SPARQS will be 99.75% of the stated principal amount per SPARQS and 1.375% of the stated principal amount per SPARQS, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of SPARQS will be 99.625% of the stated principal amount per SPARQS and 1.25% of the stated principal amount per SPARQS, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of SPARQS will be 99.50% of the stated principal amount per SPARQS and 1.125% of the stated principal amount per SPARQS, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

Stated principal amount:	VLO Stock closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of VLO Stock.
Denominations:

VLO Stock closing price on the pricing date and integral multiples thereof. The issuer may, however, determine the denominations to be a fraction of the closing price of VLO Stock and integral multiples thereof.

Interest payment dates:	September 20, 2007, December 20, 2007, March 20, 2008 and the maturity date.
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into VLO Stock at the exchange ratio.
Exchange ratio:

The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of VLO Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:

Beginning on December 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15-18% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 6.
First call date:	December 20, 2007
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	June 10, 2008
Postponement of maturity date:

If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 8.

May 2007	Page 4

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

General Information
Listing:

Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “SVL,” subject to meeting the listing requirements. We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS. If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617475405
Minimum ticketing size:	50 SPARQS
Tax considerations:

The U.S. federal income tax consequences of an investment in the SPARQS are uncertain. There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the Issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the Issuer of a fixed amount of cash to secure your obligation under the terminable forward contract. Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the Yield on the Deposit, and the remainder will be attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS.” The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result. The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income. The Issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income. Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the issue price. Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the underlying equity received and will have a tax basis in the underlying equity received equal to the issue price.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to non-U.S. holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%. See the section called “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to non-U.S. holders for whom income or gain in respect of the SPARQS is effectively connected with a trade or business in the United States.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets. Such purchase activity could increase the price of the underlying stock, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the SPARQS. We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

May 2007	Page 5

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	May 31, 2007

Interest payment dates:	September 20, 2007, December 20, 2007, March 20, 2008 and the maturity date

Yield to call:	16.5% per annum (computed on the basis of a 360-day year of twelve 30-day months)

Stated principal amount:	$72.00 per SPARQS

Interest rate:	8% per annum

Discount factor:	1 /1.165[x] , where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount. The discount factor is based on the hypothetical yield to call rate of 16.5% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated. The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on December 20, 2007 (first call date)

Call price received:	$76.5473

Total amount received over the term of the SPARQS:	$78.3073

Call on January 31, 2008 (random interim call date)

Call price received:	$76.3920

Total amount received over the term of the SPARQS:	$79.5920

Call on June 20, 2008 (maturity date)

Call price received:	$79.5705

Total amount received over the term of the SPARQS:	$84.2105

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of December 20, 2007 based upon the hypothetical terms set forth above.

May 2007	Page 6

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

■	The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor. The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

–	For example, the present value of all of the interest payments for the hypothetical call date of December 20, 2007 is $3.0027 ($1.6798 + $1.3229).

■	Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

–	For example, for the hypothetical call date of December 20, 2007, the present value of the call price is 68.9973 ($72.0000 - $3.0027)

■	The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

–

For the hypothetical call date of December 20, 2007, the call price is therefore $75.1073, which is the amount that, if paid on December 20, 2007, has a present value on the original issue date of 68.9973, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of December 20, 2007. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

									Present Value
									at Original
									Issue Date of
			Accrued but				Years from		Cash Received
		Interest	Unpaid Interest		Total Cash	Days from	Original Issue	Discount	on Payment
	Issue Price	Payments	Received on	Call Price	Received on	Original Issue	Date	Factor at Yield	Date at Yield to
	Paid	Received	Call Date	Received[1]	Payment Date	Date[2]	(Days2/360)	to Call[3]	Call

May 31, 2007	($72.0000)					0	.00000	100.000%	-
September 20, 2007		$1.7600			$1.7600	110	0.30556	95.441%	$1.6798
Call date (December 20, 2007)			$1.4400		$1.4400	200	0.55556	91.865%	$1.3229
Call date (December 20, 2007)				$75.1073	$75.1073	200	0.55556	91.865%	$68.9973
Total amount received on the call date: $76.5473
Total amount received over the term of the SPARQS: $78.3073

1 The call price of $75.1073 is the dollar amount that has a present value of $68.9973, which has been discounted to the original issue date from the call date at the yield to call rate of 16.5% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $72.0000 per SPARQS.
2 Based upon a 360-day year of twelve 30-day months.
3 Discount factor = 1 /1. 165x, where x is years from original issue date to, and including, the applicable payment date.

May 2007	Page 7

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS. Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS. For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

■	No guaranteed return of principal. If, at maturity, the closing price of VLO Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

■	The return on the SPARQS is limited by the issuer’s call right. The return you realize on the SPARQS is limited by the issuer’s call right. The issuer may call the SPARQS at any time beginning December 20, 2007, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 15-18% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date. You should not expect to obtain a total yield (including interest payments) of more than 15-18% per annum on the stated principal amount of the SPARQS to the call date.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the SPARQS in the secondary market. It is expected that generally the trading price of VLO Stock on any day will affect the value of the SPARQS more than any other single factor. However, because of the issuer’s call right, the SPARQS may trade differently from VLO Stock. Other factors that may influence the value of the SPARQS include: the volatility of VLO Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on VLO Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Valero Energy Corporation that may or may not require an adjustment to the exchange ratio.

■	Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of VLO Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS. The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

■	No shareholder rights. Investing in SPARQS is not equivalent to investing in VLO Stock. As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to VLO Stock.

■	The SPARQS may become exchangeable into the common stock of companies other than Valero Energy Corporation. Following certain corporate events relating to VLO Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as

May 2007	Page 8

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Valero Energy Corporation in lieu of, or in addition to, VLO Stock or the common stock of a successor corporation to Valero Energy Corporation. For these SPARQS, the three companies would be selected from the S&P 500 Index® . The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

■	Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting VLO Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of VLO Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

■	The U.S. federal income tax consequences of an investment in the SPARQS are uncertain. There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS might differ from the tax treatment described in the Tax Disclosure Sections. The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for SPARQS.

Other Risk Factors

■	Secondary trading may be limited. There may be little or no secondary market for the SPARQS. The issuer will apply to list the SPARQS on the American Stock Exchange LLC under the symbol “SVL.” For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security. It is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS. In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying stock. Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

■	No affiliation with Valero Energy Corporation. Valero Energy Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS. The issuer has not made any due diligence inquiry with respect to Valero Energy Corporation in connection with this offering.

May 2007	Page 9

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

■	Potential adverse economic interest of the calculation agent. The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade VLO Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of VLO Stock on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of VLO Stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which VLO Stock must close before you would receive at maturity an amount of VLO Stock worth as much as or more than the issue price of the SPARQS. Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of VLO Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of VLO Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

■	Morgan Stanley may engage in business with or involving Valero Energy Corporation without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with Valero Energy Corporation without regard to your interests, and thus may acquire non- public information about Valero Energy Corporation. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Valero Energy Corporation, which may or may not recommend that investors buy or hold VLO Stock.

May 2007	Page 10

8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Information about the Underlying Stock

Valero Energy Corporation. Valero Energy Corporation (NYSE: VLO) is an oil refining and marketing company that owns and operates refineries in the United States, Canada and the island of Aruba.

VLO Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Valero Energy Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-13175 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding Valero Energy Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to VLO Stock or other securities of Valero Energy Corporation. The issuer has derived all disclosures contained in these preliminary terms regarding Valero Energy Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Valero Energy Corporation. Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Valero Energy Corporation is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of VLO Stock.

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8% SPARQS
Mandatorily Exchangeable for
Common Stock of Valero Energy Corporation

Historical Information

The following table presents the published high and low closing prices of VLO Stock for 2004, 2005, 2006 and 2007 through May 4, 2007. The closing price of VLO Stock on May 4, 2007 was $73.35. The associated graph shows the closing prices for VLO Stock for each day over the 13-month period from April 3, 2006 to May 4, 2007. The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of VLO Stock as an indication of future performance.

(CUSIP 91913Y100)	High	Low	Dividend
2004
First Quarter	15.20	11.51	0.03
Second Quarter	18.57	14.08	0.0375
Third Quarter	20.05	16.09	0.0375
Fourth Quarter	23.82	20.00	0.04
2005
First Quarter	36.93	21.08	0.04
Second Quarter	40.48	30.33	0.05
Third Quarter	58.06	39.86	0.05
Fourth Quarter	58.03	46.48	0.05
2006
First Quarter	63.20	49.75	0.06
Second Quarter	69.10	55.75	0.08
Third Quarter	67.45	48.15	0.08
Fourth Quarter	56.28	48.17	0.08
2007
First Quarter	65.14	48.21	0.12
Second Quarter (through May 4, 2007)	73.35	64.60	0.12

Historical prices with respect to VLO Stock have been adjusted for two two-for-one stock splits that were effected on October 7, 2004 and December 15, 2005, respectively. The issuer makes no representation as to the amount of dividends, if any, that Valero Energy Corporation will pay in the future. In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on VLO Stock.

VLO Stock Closing Prices
April 3, 2006 to May 4, 2007

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